Exhibit 7.08

Execution Copy

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”), made and entered into as of the 30th day of September, 2009, by and among Shining Sea Limited, an exempted company organized under the laws of the Island of Bermuda (“Shining Sea”), and Noah Education Holdings Ltd., a Cayman Islands company (“Noah”).

RECITALS

WHEREAS, Shining Sea is the holder of certain shares of common stock, par value $0,001 per share (the “Common Stock”), of Franklin Electronic Publishers, Incorporated (“Franklin”);

WHEREAS, Shining Sea has entered into an Exchange Agreement dated as of May 29, 2009 with Saunders Acquisition Corporation (“Saunders”) pursuant to which Shining Sea has agreed to transfer and exchange the shares of Common Stock of Franklin held by Shining Sea for a like number of shares of Convertible Redeemable Preferred Stock, par value $0.01 per share, of Saunders, with the understanding that Saunders proposes to enter into a merger agreement (the “Merger Agreement”) with Franklin pursuant to which (i) Saunders will be merged with and into Franklin (the “Merger”) and Franklin would continue as the surviving corporation in the Merger (the “Surviving Corporation”), (ii) the shareholders of Franklin immediately prior to the consummation of the Merger, other than Saunders, would receive, for each outstanding share of Common Stock of Franklin, $2.50 in cash (the “Merger Consideration”), (iii) as of the effective time of the Merger (the “Effective Time”), the articles of incorporation of Franklin shall be amended and restated to be substantially in the form of the amended and restated certificate of incorporation of Saunders substantially in the form of the draft attached hereto as Exhibit A (the “Restated Charter”) and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation and (iv) the stockholders of Saunders immediately prior to the consummation of the Merger would become, directly or indirectly, the sole shareholders of the Surviving Corporation;

WHEREAS, Noah wishes to purchase, and Shining Sea wishes to sell, 800,000 shares of Convertible Redeemable Preferred Stock, par value $0.01 per share, of the Surviving Corporation (collectively, the “Shares”) on the terms and subject to the conditions set forth herein; and

WHEREAS, in connection with the purchase of the Shares as provided herein, Noah is entering into (i) a Subscription Agreement with Saunders (the “Subscription Agreement”), pursuant to which Noah will subscribe for 400,000 shares of Convertible Preferred Stock, par value $.01 per share, of Saunders (the “Series B Preferred”), and (ii) a related Letter Agreement with Saunders (the “Side Letter”), pursuant to which Saunders has agreed, among other things, that following the completion of the Merger a representative of Noah shall be elected to the Board of Directors of the Surviving Corporation;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Shining Sea is entering into a Share Purchase Agreement with certain holders of the ordinary shares of Noah, pursuant to which the holders shall sell, and Shining Sea shall purchase, certain number of ordinary shares of Noah, for an aggregate purchase price of US$2,000,000. (the “Noah Share Purchase Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, the parties hereby agree:

1.	PURCHASE AND SALE OF SHARES

1.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing Shining Sea shall sell, and Noah shall purchase, the Shares for an aggregate purchase price of US$2,000,000 (the “Purchase Price”).

2.	CLOSING

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. (New York time) on the business day (the “Closing Date”) immediately following the date on which all conditions to Closing as set forth in Sections 5 and 6 of this Agreement have been either satisfied or waived by the party entitled to waive such condition (excluding conditions capable of being satisfied as part of Closing), in the offices of Renaissance Technologies LLC at 800 Third Avenue, New York, New York 10022 or at such other place as the parties may agree. The Closing shall take place simultaneously with the closing under the Noah Share Purchase Agreement. At the Closing, Shining Sea shall transfer the Shares to Noah by means of book entry, and Noah shall pay Shining Sea the Purchase Price by wire transfer of immediately available funds to such account as Shining Sea shall designate at least three (3) business days prior to the Closing Date.

3.	REPRESENTATIONS AND WARRANTIES OF SHINING SEA

Shining Sea hereby represents and warrants to Noah that:

3.1 Organization. Shining Sea is an exempted company duly organized, validly existing and in good standing under the laws of Bermuda and has all requisite corporate power and authority to enter into this Agreement and to transfer the Shares to Noah.

3.2 Authorization. This Agreement has been duly and validly authorized, executed and delivered by Shining Sea and constitutes the legal, valid and binding obligation of Shining Sea, enforceable against Shining Sea in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

3.3 Ownership and Transfer of Shares. Shining Sea has good title to the Shares. The Shares will be transferred to Noah free and clear of any mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances (“Liens”).

3.4 Consents and Approvals. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of and compliance with the terms and conditions hereof (a) do not materially violate or conflict with (i) any provision of the organizational documents of Shining Sea, (ii) any judgment, decree or order of any governmental authority to which Shining Sea is a party or by which Shining Sea any of its properties is bound or (iii) any law or arbitration award applicable to Shining Sea; or (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any third party or governmental authority.

4.	REPRESENTATIONS AND WARRANTIES OF NOAH

Noah hereby represents and warrants to Shining Sea as follows:

4.1 Organization. Noah is a company duly organized and validly existing under the laws of the Cayman Islands and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

4.2 Authorization. This Agreement has been duly and validly authorized, executed and delivered by Noah and constitutes the legal, valid and binding obligation of Noah, enforceable against Noah in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

4.3 Consents and Approvals: No Violations. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of and compliance with the terms and conditions hereof (a) do not materially violate or conflict with (i) any provision of the organizational documents of Noah, (ii) any judgment, decree or order of any governmental authority to which Noah is a party or by which Noah any of its properties is bound or (iii) any law or arbitration award applicable to Noah; or (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any third party or governmental authority.

4.4 Purchase for Investment. Noah is acquiring the Shares solely for investment for its own account and not with the view to, or for resale in connection with, any “distribution” (as such term is used in Section 2(11) of the Securities Act thereof.

4.5 Sophistication of Investor. By reason of its business or financial experience, Noah is capable of evaluating the risks and merits of an investment in Franklin and of protecting its own interests in connection with this investment.

4.6 Independent Review. Noah has conducted his or her own independent review and analysis of Franklin and its condition, business and prospects, and acknowledges that in entering this Agreement, Noah has relied exclusively upon its own investigation and analysis and the representations and warranties contained herein, and Noah:

(a) acknowledges that it has undertaken such due diligence of Franklin as Noah deems adequate;

(b) acknowledges that neither Shining Sea nor any of its respective directors, officers, employees, affiliates, agents or representatives make any representation or warranty, either express or implied, as to Franklin or its condition, business or prospects ; and

(c) agrees, to the fullest extent permitted by law, that neither Shining Sea nor its directors, officers, employees, affiliates, agents or representatives will have any liability or responsibility whatsoever to Noah on any basis (including in contract or tort, under federal or state securities laws or otherwise) based on any information provided or made available, or statements made, to Noah prior to the execution of this Agreement.

5.	CONDITIONS TO THE OBLIGATIONS OF SHINING SEA

The obligations of Shining Sea to consummate the transactions contemplated hereunder shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in whole or in part by Shining Sea:

5.1 Representations and Warranties True. All of the representations and warranties of Noah contained in this Agreement shall be true and correct in all material respects when made and on the Closing Date as though such representations and warranties were made on such date.

5.2 Performance. Noah shall have performed and complied in all material respects with all covenants and obligations under this Agreement which are required to be performed or complied with by Noah.

5.3 Merger Agreement. The Merger shall have been consummated.

5.4 Noah Share Purchase Agreement. All of the conditions to closing under the Noah Share Purchase Agreement shall have been satisfied or waived (other than the condition in respect of the closing of this Agreement).

5.5 Subscription Agreement. Noah shall have paid the Subscription Price under, and as defined in, the Subscription Agreement.

5.6 Stockholders’ Agreement. Noah shall have executed and delivered to Saunders and Shining Sea a joinder agreement pursuant to which Noah shall agree to become a party to, and to be bound by the terms of, the Stockholders’ Agreement of the Surviving Corporation substantially in the form of the draft attached hereto as Exhibit B.

6.	CONDITIONS TO THE OBLIGATIONS OF NOAH

The obligations of Noah to consummate the transactions contemplated hereunder shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in whole or in part by Noah:

6.1 Representations and Warranties True. All of the representations and warranties of Shining Sea contained in this Agreement shall be true and correct in all material respects when made and on the Closing Date as though such representations and warranties were made on such date.

6.2 Performance. Shining Sea shall have performed and complied in all material respects with all covenants and obligations under this Agreement which are required to be performed or complied with by the Buyer.

6.3 Merger Agreement. The Merger shall have been consummated, and the articles of incorporation of the Surviving Corporation shall be substantially in the form of the Restated Charter.

6.4 Board of Director. A representative of Noah shall have been elected as a member of the board of directors of the Surviving Corporation.

6.5 Noah Share Purchase Agreement. All of the conditions to closing under the Noah Share Purchase Agreement shall have been satisfied or waived (other than the condition in respect of the closing of this Agreement).

6.6 Stockholders’ Agreement. The Stockholders’ Agreement of Saunders shall have been amended and restated substantially in the form of the draft attached hereto as Exhibit B.

7.	INDEMNIFICATION

7.1 Survival. The representations and warranties of the parties set forth in this Agreement shall survive for a period of twelve (12) months following the Closing.

7.2 Indemnification Obligations of Shining Sea. From and after the Closing, Shining Sea will indemnify and hold harmless Noah from, against and in respect of any and all losses, claims, liabilities, damages and expenses (collectively, “Losses”) arising out of (a) any breach of any representation or warranty made by Shining Sea in this Agreement or (b) any breach of any covenant, agreement or undertaking made by Shining Sea in this Agreement.

7.3 Indemnification Obligations of Noah. From and after the Closing, Noah will indemnify and hold harmless Shining Sea and its officers, directors, employees, agents and representatives from, against and in respect of any and all Losses arising out of (a) any breach of any representation or warranty made by Noah in this Agreement or (b) any breach of any covenant, agreement or undertaking made by Noah in this Agreement.

7.4 Exclusive Remedies. The provisions of this Article 7 set forth the exclusive rights and remedies of the Parties to seek or obtain damages or any other remedy or relief whatsoever from any party with respect to matters arising under or in connection with this Agreement and the transactions contemplated hereby.

8.	COVENANTS OF SHINING SEA

8.1 Best Efforts. Shining Sea agrees to use its best efforts to ensure that the representative of Noah who has been elected to the board of directors of Saunders on or prior to the Closing will continue as the Series A Director (as defined in the Stockholders’ Agreement) of the Surviving Corporation following the consummation of the Merger and that Noah continues to have the right to appoint a representative as Series A Director for so long as Noah continues to hold at least 6.0% of the total share capital of the Surviving Corporation on a fully-diluted basis. Shining Sea also agrees to use its best efforts to have the foregoing right of Noah memorialized in the Stockholders Agreement of the Surviving Corporation.

9.	MISCELLANEOUS

9.1 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner so that the transactions contemplated by this Agreement can be consummated as originally contemplated to the fullest extent possible.

9.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, directly or indirectly, including by operation of law, by any party without the prior written consent of the other party.

9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

9.4 Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies. Each Party hereby irrevocably agrees that any legal dispute will be brought only to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and each party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in such court has been brought in an inconvenient forum.

9.5 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means (including email) will be as effective as delivery of a manually executed counterpart of the Agreement.

9.6 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by written agreement of the parties hereto;

(b) by any of the parties hereto, by giving written notice of such termination to the other parties, without liability to the terminating party on account of such termination if the Closing has not occurred on or prior to February 28, 2010, unless such deadline has been extended by written agreement of the parties hereto; or

(c) automatically upon termination of the Noah Share Purchase Agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first written above.

SHINING SEA LIMITED

By:	/s/ MARCUS BURNS
Name:	Marcus Burns
Title:	Alternate Director

By:	/s/ LORI BAZZARD
Name:	Lori Bazzard
Title:	Alternate Director

NOAH EDUCATION HOLDINGS LTD.

By:	/s/ JERRY HE
Name:	Jerry He
Title:	Executive Vice President

Exhibit A to Shining Sea Share Purchase Agreement

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SAUNDERS ACQUISITION CORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Saunders Acquisition Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Saunders Acquisition Corporation, and that this corporation was originally incorporated pursuant to the General Corporation Law on April 13, 2009 under the name Saunders Acquisition Corporation.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Saunders Acquisition Corporation (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: This Corporation is authorized to issue two classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation is authorized to issue is [                ], [            ] shares of which shall be Common Stock (the “Common Stock”) and [            ] shares of which shall be Preferred Stock (the “Preferred Stock”). Each of the Common Stock and Preferred Stock shall have a par value of one cent ($0.01) per share. [            ] shares of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred Stock”). [            ] shares of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred Stock”).

Exhibit A to Shining Sea Share Purchase Agreement

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Dividends.

2.1 In the event that the Free Cash Flow (as defined below) in any fiscal year is in excess of $1,500,000, subject to any restrictions set forth in any credit agreements to which the Corporation is the borrowing party, the holders of Series A Preferred Stock will be entitled to receive, as a preferred dividend (the “Series A Dividend”), an amount equal to the lesser of (i) fifteen percent (15%) of the Free Cash Flow in such fiscal year and (ii) ten percent (10%) per annum of the aggregate Original Issue Price (as defined below) of all the then outstanding shares of Series A Preferred Stock, which amount shall be calculated from the Original Issue Date (as defined below) through the last day of such fiscal year (such amount described in subclause (ii), the “Maximum Series A Dividend”). The amount to be paid by the Corporation as Series A Dividends to the holders of Series A Preferred Stock in accordance with this Section 2.1 shall be paid within thirty (30) days after the completion of the financial statements of the Corporation for the relevant fiscal year and shall be shared ratably among such holders in proportion to the respective amounts which are payable to such holders in respect of the shares of Series A Preferred Stock held by them at the time such dividend payment is made. For the purposes hereof, (x) “Free Cash Flow” in a fiscal year means the net income of the Corporation for such fiscal year, as determined in good faith by the Corporation in accordance with generally accepted accounting principals in the United States, subject to verification by the independent external accounting firm of the Corporation in the event that one or more holders of more than twenty percent (20%) of the outstanding share of Series A Preferred object to such determination by the Corporation,, plus any depreciation and amortization deducted in determining net income, less (1) capital expenditures, (2) the amount of any Series A Dividends paid with respect to the prior fiscal year on the Series A Preferred Stock in accordance with this Section 2.1, (3) the amount of any Series B Dividends (as defined below) paid with respect to the prior fiscal year on the Series B Preferred Stock in accordance with Section 2.2, and (4) the amount of any dividends paid with respect to the prior fiscal year on the Common Stock in accordance with Section 2.3, and (y) “Original Issue Price” shall mean $[        ]1 per share of Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock in accordance with Section 5.4.

2.2 In the event that the Free Cash Flow in any fiscal year is in excess of $1,500,000, subject to (a) any restrictions set forth in any credit agreements to which the Corporation is the borrowing party and (b) the prior payment of the Series A Dividend on the Series A Preferred Stock in accordance with Section 2.1, the holders of Series B Preferred Stock

[1]	Insert per share cash merger consideration.

Exhibit A to Shining Sea Share Purchase Agreement

will be entitled to receive, as a preferred dividend (the “Series B Dividend”), an amount equal to the lesser of (i) twelve percent (12%) of the Free Cash Flow in such fiscal year and (ii) eight percent (8%) per annum of the aggregate the Original Issue Price of all the then outstanding shares of Series B Preferred Stock, which amount shall be calculated from the Original Issue Date through the last day of such fiscal year (such amount described in sub clause (ii), the “Maximum Series B Dividend”); provided, however, the Corporation shall only pay the Maximum Series B Dividend on the Series B Preferred Stock pursuant to this Section 2.2 if it simultaneously pays the full Maximum Series A Dividend on the Series A Preferred Stock in respect of any fiscal year. The amount to be paid by the Corporation as Series B Dividends to the holders of Series B Preferred Stock in accordance with this Section 2.2 shall be paid within thirty (30) days after the completion of the financial statements of the Corporation for the relevant fiscal year and shall be shared ratably among such holders in proportion to the respective amounts which are payable to such holders in respect of the shares of Series B Preferred Stock held by them at the time such dividend payment is made.

2.3 So long as any shares of Preferred Stock shall be outstanding, no dividend, whether in cash or property, other than dividends payable in shares of Common Stock, shall be paid or declared in respect of any fiscal year, nor shall any other distribution be made, on any shares of Common Stock or any other class or series of capital stock of the Corporation hereafter created which expressly provides that it ranks, as to dividend and other distribution rights, rights upon the occurrence of a Liquidation Event (as defined below), rights of redemption or otherwise, junior to the Preferred Stock (collectively, the “Junior Stock”), nor shall any shares of any Junior Stock be purchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation) unless the Maximum Series A Dividend on the Series A Preferred Stock (set forth in Section 2.1 above) and the Maximum Series B Dividend on the Series B Preferred Stock (set forth in Sections 2.2 above) in respect of such fiscal year shall have been paid or declared and set apart.

3. Voting.

3.1 Common Stock. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings) ; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law.

3.2 Series A Preferred Stock Protective Provisions. Except as otherwise required by law, the Series A Preferred Stock shall have no voting rights. However, so long as twenty percent (20%) of the shares of Series A Preferred Stock issued on the Original Issue Date remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least fifty-one percent (51%) of the then outstanding shares of Series A

Exhibit A to Shining Sea Share Purchase Agreement

Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

3.2.1 acquire any equity interest, or substantially all the assets, of any other entity;

3.2.2 merge or consolidate into or with any other entity, or sell all or substantially all the assets of the Corporation, unless the holders of the Series A Preferred Stock receive the full Series A Liquidation Amount (as defined below) in connection with any of the foregoing;

3.2.3 create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock or issue any additional shares of Series A Preferred Stock after the Original Issue Date (as defined below in Section 5.4.1)

3.2.4 change, amend or terminate the rights, privileges and designations of Series A Preferred Stock as set forth herein;

3.2.5 create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or otherwise incur indebtedness on a consolidated basis, if the aggregate indebtedness of the Corporation for borrowed money following such action would exceed the maximum commitment under the Corporation’s credit agreement outstanding on the Original Issue Date;

3.2.6 enter into, or amend or modify, any agreement, contract or arrangement with any of Barry Lipsky, Frank Musto or Toshihide Hokari (collectively, the “Founders”);

3.2.7 effect any Liquidation Event or consent thereto, unless the holders of the then outstanding shares of Series A Preferred Stock receive the full Series A Liquidation Amount; or

3.2.8 enter into any agreement, contract or arrangement with respect to the foregoing.

3.3 Series B Protective Provisions. Except as otherwise required by law, the Series B Preferred Stock shall have no voting rights. However, so long as twenty percent (20%) of the shares of Series B Preferred Stock issued on the Original Issue Date remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least fifty-one percent (51%) of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

3.3.1 acquire any equity interest, or substantially all the assets, of any other entity;

Exhibit A to Shining Sea Share Purchase Agreement

3.3.2 merge or consolidate into or with any other entity, or sell all or substantially all the assets of the Corporation, unless the holders of the Series B Preferred Stock receive the full Series B Liquidation Amount (as defined below) in connection with any of the foregoing;

3.3.3 create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock;

3.3.4 change, amend or terminate the rights, privileges and designations of Series B Preferred Stock as set forth herein

3.3.5 create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or otherwise incur indebtedness on a consolidated basis, if the aggregate indebtedness of the Corporation for borrowed money following such action would exceed the maximum commitment under the Corporation’s credit agreement outstanding on the Original Issue Date;

3.3.6 enter into, or amend or modify, any agreement, contract or arrangement with any of the Founders;

3.3.7 effect any Liquidation Event or consent thereto, unless the holders of the then outstanding shares of Series B Preferred Stock receive the full Series B Liquidation Amount; or

3.3.8 enter into any agreement, contract or arrangement with respect to the foregoing.

4. Liquidation, Dissolution or Winding Up.

4.1 Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each, a “Liquidation Event”), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series B Preferred Stock or the holders of Junior Stock, by reason of their ownership thereof, an amount per share equal to the aggregate Original Issue Price of the shares of Series A Preferred Stock then outstanding, plus an amount equal to the difference between (i) an amount equal to ten percent (10%) per annum of the Original Issue Price of the shares of Series A Preferred Stock from the Original Issue Date through and including the date of the Liquidation Event, less (ii) the aggregate amount of Series A Dividends previously paid on such shares of Series A Preferred Stock in accordance with Section 2.1 (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”), which such amount shall be shared ratably among the holders of Series A Preferred Stock in proportion to the respective amounts which are payable to such holders in respect of the shares of Series A Preferred Stock held by them upon a distribution of the Series A Liquidation Amount. If upon any such Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full Series A Liquidation Amount to which they shall be entitled under this Section 4.1, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred Stock

Exhibit A to Shining Sea Share Purchase Agreement

held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The Series A Preferred Stock shall rank, as to the distribution of assets of the Corporation upon a Liquidation Event, senior to the Series B Preferred Stock and the Junior Stock.

4.2 Payments to Holders of Series B Preferred Stock. In the event of a Liquidation Event, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after payment to the holders of Series A Preferred Stock of the full Series A Liquidation Amount, but before any payment shall be made to the holders of Junior Stock, by reason of their ownership thereof, an amount per share equal to the aggregate Original Issue Price of the shares of Series B Preferred Stock then outstanding (the “Series B Liquidation Amount”), which such amount shall be shared ratably among the holders of Series B Preferred Stock in proportion to the respective amounts which are payable to such holders in respect of the shares of Series B Preferred Stock held by them upon a distribution of the Series B Liquidation Amount. If upon any such Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full Series B Liquidation Amount to which they shall be entitled under this Section 4.2, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series B Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The Series B Preferred Stock shall rank, as to the distribution of assets of the Corporation upon a Liquidation Event, junior to the Series A Preferred Stock and senior to the Junior Stock.

4.3 Payments to Holders of Common Stock. In the event of any Liquidation Event, after the payment of all preferential amounts required to be paid, first, to the holders of shares of Series A Preferred Stock pursuant to Section 4.1 and, second, to the holders of Series B Preferred Stock in accordance with Section 4.2, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

5. Optional Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

5.1 Right to Convert.

5.1.1 Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” shall initially be equal to $[    ]2. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

[2]	Insert per share cash merger consideration.

Exhibit A to Shining Sea Share Purchase Agreement

5.1.2 Termination of Conversion Rights. In the event of a notice of redemption of any shares of Series A Preferred Stock pursuant to Section 7, the Conversion Rights of the shares of Series A Preferred Stock designated for redemption shall terminate at the close of business on the last full day preceding the Redemption Date (as defined below), unless the Redemption Price (as defined below) is not fully paid on the Redemption Date, in which case the Conversion Rights for such shares of Series A Preferred Stock shall continue until such price is paid in full. In the event of a Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

5.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation (the “Board”).

5.3 Mechanics of Conversion.

5.3.1 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Section 5.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

Exhibit A to Shining Sea Share Purchase Agreement

5.3.2 Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

5.3.3 Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive a cash payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 5.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

5.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

5.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

5.4 Adjustments to Conversion Price for Diluting Issues.

5.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities (as defined below).

Exhibit A to Shining Sea Share Purchase Agreement

(b) “Original Issue Date” shall mean the date on which the Series A Preferred Stock and Series B Preferred Stock were first issued.

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 5.4.3 below, deemed to be issued) by the Corporation after the Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i) shares of Common Stock issued upon conversion of the Preferred Stock in accordance with this Section 5;

(ii) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(iii) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Sections 5.5, 5.6, 5.7 or 5.8;

(iv) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board;

(v) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(vi) shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board that do not exceed an aggregate of [            ] shares of Common Stock (including shares underlying (directly or indirectly) any such Options or Convertible Securities);

(vii) subject to the protective provision contained in Sections 3.2.2 and 3.3.2, shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement; provided, however, that such issuances are approved by the Board that do not exceed an aggregate of [            ] shares of Common Stock (including shares underlying (directly or indirectly) any such Options or Convertible Securities); or

Exhibit A to Shining Sea Share Purchase Agreement

(viii) shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors that do not exceed an aggregate of [            ] shares of Common Stock (including shares underlying (directly or indirectly) any such Options or Convertible Securities).

5.4.2 No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least fifty-one percent (51%) of the then outstanding shares of the Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

5.4.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 5.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

Exhibit A to Shining Sea Share Purchase Agreement

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 5.4.4 (either because the consideration per share (determined pursuant to Section 5.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 5.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 5.4.4, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in Section 5.4.4 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Section 5.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of Section 5.4.4 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

5.4.4 Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.4.3), without consideration or for a consideration per

Exhibit A to Shining Sea Share Purchase Agreement

share less than the Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(b) “CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

5.4.5 Determination of Consideration. For purposes of this Section 5.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.

Exhibit A to Shining Sea Share Purchase Agreement

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5.4.3, relating to Options and Convertible Securities, shall be determined by dividing

(i) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

5.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Section 5.4.4, and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

5.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

5.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have

Exhibit A to Shining Sea Share Purchase Agreement

been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction, the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

5.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 2.3 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

5.8 Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 5.4, 5.6 or 5.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 5 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

Exhibit A to Shining Sea Share Purchase Agreement

5.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Preferred Stock.

5.10 Notice of Record Date. In the event

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

6. Mandatory Conversion.

6.1 Trigger Events. Upon the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the date of such closing is referred to herein as the “Mandatory Conversion Date”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation.

Exhibit A to Shining Sea Share Purchase Agreement

6.2 Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 6. Such notice need not be sent in advance of the Mandatory Conversion Date. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section 6.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Date (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 6.2. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 5.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

7. Redemption.

7.1 Redemption. Shares of Series A Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price equal to the Original Issue Price plus an amount equal to the difference of (i) an amount equal to ten percent (10%) per annum of the Original Issue Price of such shares of Series A Preferred Stock from the Original Issue Date through and including the date of redemption thereof (the “Redemption Date”), less (ii) the aggregate amount of Series A Dividends previously paid in respect of such shares of Series A Preferred Stock in accordance with Section 2.1 (the amount payable pursuant to this sentence is hereinafter referred to as, the “Redemption Price”), which such amount shall be shared ratably among the holders of Series A Preferred Stock in proportion to the respective amounts which are payable to such holders in respect of the shares of Series A Preferred Stock held by them on the date immediately preceding the Redemption Date. The Redemption Date shall be not more than sixty (60) days after receipt by the Corporation at any time on or after March 31, 2012 from the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series A Preferred Stock, of written notice requesting redemption of all shares of Series A

Exhibit A to Shining Sea Share Purchase Agreement

Preferred Stock. On the Redemption Date, the Corporation shall redeem the total number of shares of Series A Preferred Stock outstanding immediately prior to such Redemption Date . If the Corporation does not have sufficient funds legally available to redeem on the Redemption Date all shares of Series A Preferred Stock to be redeemed on the Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such capital stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. The Series A Preferred Stock shall rank, as to redemption, senior to the Series B Preferred Stock and the Junior Stock.

7.2 Redemption Notice. The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Series A Preferred Stock not less than forty (40) days prior to each Redemption Date. Each Redemption Notice shall state:

7.2.1 the number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date;

7.2.2 the Redemption Date and the Redemption Price;

7.2.3 the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 5.1.2); and

7.2.4 that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

7.3 Surrender of Certificates; Payment. On or before the Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 5, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

7.4 Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the

Exhibit A to Shining Sea Share Purchase Agreement

shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

8. Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption or other acquisition by the Corporation.

9. Waiver. Any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the shares of Preferred Stock then outstanding.

10. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: The number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Exhibit A to Shining Sea Share Purchase Agreement

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: The following indemnification provisions shall apply to the persons enumerated below.

1. Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Tenth, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

2. Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Tenth or otherwise.

3. Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article Tenth is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4. Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to

Exhibit A to Shining Sea Share Purchase Agreement

employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

5. Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6. Non-Exclusivity of Rights. The rights conferred on any person by this Article Tenth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

7. Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8. Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth.

9. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

*   *   *

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

Exhibit A to Shining Sea Share Purchase Agreement

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this [        ] day of [        ], 2009

By:
Name: Title:

Exhibit B to Shining Sea Share Purchase Agreement

EXHIBIT B

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (“Agreement”) is entered into as of                 , 2009 by and among (i) the persons listed on the signature page hereof under the heading “Series A Holders” (the “Series A Holders”), (ii) the persons listed on the signature page hereof under the heading “Series B Holders” (the “Series B Holders”), (iii) the persons listed on the signature page hereof under the heading “Common Holders” (the “Common Holders” and, collectively with the Series A Holders and the Series B Holders, the “Stockholders”) and (iv) Franklin Electronic Publishers, Inc.

R E C I T A L S:

WHEREAS, the Common Holders hold all the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of Saunders Acquisition Corporation, a Delaware corporation (“Saunders”);

WHEREAS, the Series A Holders hold all the issued and outstanding shares of Redeemable Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred”), of Saunders;

WHEREAS, the Series B Holders hold all the issued and outstanding shares of Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred”), of Saunders;

WHEREAS, the Stockholders propose that Saunders enter into a merger agreement (the “Merger Agreement”) with Franklin Electronic Publishers, Inc. (“FEP”), pursuant to which (i) Saunders would merge with and into FEP (the “Merger”) and FEP would continue as the surviving corporation in the Merger (FEP, as the surviving corporation, is hereinafter referred to as the “Company”), (ii) the shareholders of FEP immediately prior to the consummation of the Merger would receive for each outstanding share of common stock, par value $.01 per share, of FEP $2.50 in cash, (iii) as of the effective time of the Merger (the “Effective Time”), the articles of incorporation of FEP would be amended and restated to be substantially in the form of the amended and restated certificate of incorporation of Saunders (the “Restated Charter”) in effect immediately prior to the Effective Time and as so amended and restated would be the certificate of incorporation of the Company and (iv) as of the Effective Time, the Stockholders would become the sole stockholders of the Company and would hold the same number of shares of Common Stock, Series A Preferred and Series B Preferred in the Company as they currently hold in Saunders;

WHEREAS, the Stockholders wish to enter into this Agreement, which provides for the governance of the Company following the Effective Time and addresses certain other issues;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions.

Unless otherwise defined in this Agreement, the following capitalized terms used in this Agreement shall have the meanings assigned to them in this Section.

1.1 “Approved Sale” has the meaning specified in Section 5.1.

1.2 “Board” shall mean the Board of Directors of the Company.

1.3 “Cause” shall mean (i) an Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or (ii) an Executive’s gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries.

1.4 “Common Shares” shall mean shares of Common Stock now owned or hereafter acquired by any of the Stockholders, including, without limitation, shares of Common Stock issued upon conversion of the Preferred Stock or the exercise of stock options, warrants or other rights to acquire shares of Common Stock.

1.5 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.6 “Executive” has the meaning specified in Section 6.1.

1.7 “Fair Market Value of a Common Share” shall mean the fair value of a Common Share (assuming the full conversion of the Preferred Stock at the conversion price in effect as of the date of Separation giving rise to the determination of Fair Market Value of a Common Share) determined in good faith by the Board and set forth in the Repurchase Notice or Supplemental Repurchase Notice, as the case may be, given under Section 6 hereof. If Executive disagrees with such determination, Executive shall deliver to the Board a written notice of objection within ten days. Upon receipt of Executive’s written notice of objection, the Board and Executive will negotiate in good faith to agree on such Fair Market Value of a Common Share. If such agreement is not reached within 30 days after the delivery of Executive’s objection, (i) Fair Market Value of a Common Share shall be determined by an appraiser jointly selected by the Board and Executive in the event the Board’s determination and the Executive’s determination differ by more than ten percent (10%) or (ii) Fair Market Value of a Common Share shall be deemed to be the average of the Board’s determination and the Executive’s determination if the two determinations do not differ by more than ten percent (10%). If Fair Market Value of a Common Share is to be determined by an appraiser, such appraiser shall submit to the Board and Executive a written report within 30 days of its engagement setting forth such determination. If the parties are unable to agree on an appraiser within 45 days after delivery of Executive’s objection, within seven days, each party shall submit the names of four independent firms which are engaged in the business of valuing non-public securities, and each party shall be entitled to strike two names from the other party’s list of firms, and the appraiser shall be selected by lot from the remaining four firms. The expenses of such appraiser shall be borne equally by the Company and Executive; provided, however, that if the appraiser’s determination is within twenty percent (20%) of the determination of only one of the parties, that party shall not bear any of the expenses of such appraiser. The determination of such appraiser as to Fair Market Value of a Common Share shall be final and binding upon all parties.

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Notwithstanding anything to the contrary herein, the determination of Fair Market Value of a Common Unit shall not include any or discount for lack of control or lack of marketability or liquidity of the Common Shares.

1.8 “Permitted Transfer” shall mean any Transfer of Shares by a Stockholder that is an individual to (i) the spouse, children, parents or siblings of such Stockholder (collectively, “Family Members”), (ii) the estate of such Stockholder, (iii) any trust solely for the benefit of such Stockholder and/or any Family Member(s) and of which such Stockholder and/or any such Family Member(s) is the trustee or are the trustees (“Family Trust”), (iv) any other Stockholder and (v) any partnership, corporation or limited liability company which is wholly owned and controlled by such Stockholder and/or any such Family Member(s) (“Family Wealth Planning Entity”); provided that any change in the beneficiaries of a Family Trust or the equity holders of a Family Wealth Planning Entity which results in such Family Trust not being solely for the benefit of a Stockholder and/or the Family Members of such Stockholder or the Family Wealth Planning Entity not being wholly owned and controlled by such Stockholder and/or the Family Members of such Stockholder shall not be deemed to be Permitted Transfer.

1.9 “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity.

1.10 “Preferred Stock” shall mean the Series A Preferred and the Series B Preferred.

1.11 “Public Offering” shall mean any sale, in an underwritten public offering registered under the Securities Act of the Company’s (or any successor’s) equity securities.

1.12 “Sale Transaction” shall have the meaning specified in Section 5.1.

1.13 “Securities Act” shall mean the Securities Act of 1933, as amended.

1.14 “Shares” shall mean shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock.

1.15 “Transfer” shall mean any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer pursuant to the laws of descent and distribution, or any other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law. The terms “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have correlative meanings.

2. Effectiveness. This Agreement shall become effective as of the Effective Time.

3. Transfers.

3.1 Transfers by Stockholders.

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(a) No Stockholder shall Transfer any Shares other than (i) pursuant to and in compliance with the terms of this Agreement or (ii) with the prior written consent of the Board, which consent may be withheld in the Board’s sole discretion. A Stockholder may Transfer any legal or beneficial interests in any of its Shares without the prior written consent of the Board (w) pursuant to an Approved Sale or a Public Offering, (x) pursuant to Section 3.2 below, (y) in a Transfer to a Permitted Transferee or (z) pursuant to the Repurchase Option under Section 6 hereof. Any Transfer or attempted Transfer in violation of this Agreement shall not be recognized by the Company and shall be void and of no force or effect whatsoever.

(b) Except in connection with an Approved Sale or a Public Offering, each Transferee of Shares shall, as a condition precedent to such Transfer, execute a counterpart to this Agreement pursuant to which such Transferee shall agree to be bound by the provisions of this Agreement.

3.2 Transfers. Each Series A Holder and Series B Holder shall have the right to sell all or any portion of their Shares at any time to any Person subject only to Sections 3.1(b) and 3.3.

3.3 Prohibited Transfers. Notwithstanding any other provision of this Agreement, during the term of this Agreement the Board shall have the right to refuse (and to cause the Company to refuse) to register any Transfer any Shares if such Transfer may, in the opinion of the Board based on advice from a reputable U.S. law firm, require the Company to register any of the Shares under Section 12 of the Exchange Act, or would result in the Company becoming subject to the periodic reporting requirements of the Exchange Act.

4. Board of Directors.

4.1 Agreement to Vote. Each Stockholder agrees to vote all Shares beneficially owned (as defined in Rule 13d-3(a) under the Exchange Act) by such Stockholder in accordance with the provisions of this Section 4.

4.2 Number of Directors. Each Stockholder agrees to vote all Common Shares beneficially owned by such Stockholder at any regular or special meeting of stockholders (or consent pursuant to a written consent in lieu of such meeting) to ensure that the total number of authorized directors of the Company shall be set and remain at five (5) directors.

4.3 Election of Directors.

(a) For so long as at least twenty per cent (20%) of the shares of Series A Preferred outstanding at the Effective Time remain outstanding (as adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations and other similar capitalization changes), at each election of directors each Stockholder agrees to vote all Common Shares beneficially owned by such Stockholder at any regular or special meeting of stockholders (or consent pursuant to a written consent in lieu of such meeting) so as to elect one (1) director designated by the holders of a majority of the shares of Series A Preferred (the “Series A Director”).

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(b) For so long as twenty per cent (20%) of the shares of Series B Preferred outstanding at the Effective Time remain outstanding (as adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations and other similar capitalization changes), at each election of directors each Stockholder agrees to vote all Common Shares beneficially owned by such Stockholder so as to elect one (1) director designated by the holders of a majority of the shares of Series B Preferred (the “Series B Director”).

(c) At each election of directors, each Stockholder agrees to vote all Shares beneficially owned by such Stockholder at any regular or special meeting of stockholders (or consent pursuant to a written consent in lieu of such meeting) so as to elect three (3) directors (the “Common Directors”), each of which shall be designated by the Company’s Chief Executive Officer of the Company.

4.4 Removal of Directors.

(a) In the event that the Series A Holders desire to remove the Series A Director, then each Stockholder agrees to vote all Common Shares beneficially owned by such Stockholder at any regular or special meeting of stockholders (or consent pursuant to a written consent in lieu of such meeting) in favor of the removal of the Series A Director. Any vacancy created by such removal shall be filled pursuant to Section 4.3(a).

(b) In the event that the Series B Holders desire to remove the Series B Director, then each Stockholder agrees to vote all Common Shares beneficially owned by such Stockholder at any regular or special meeting of stockholders (or consent pursuant to a written consent in lieu of such meeting) in favor of the removal of the Series B Director. Any vacancy created by such removal shall be filled pursuant to Section 4.3(b).

(c) In the event that Company’s Chief Executive Officer desires to remove any of the Common Directors, then each Stockholder agrees to vote all Common Shares beneficially owned by such Stockholder at any regular or special meeting of stockholders (or consent pursuant to a written consent in lieu of such meeting) in favor of the removal of such Common Directors. Any vacancy created by such removal shall be filled pursuant to Section 4.3(c).

4.5 Compensation Committee. The Board shall establish a compensation committee, which shall consist of the Series A Director, the Series B Director and a Common Director who also serves as the Chief Executive Officer of the Company. The compensation committee shall be responsible for (i) reviewing and approving the compensation arrangements (including salaries, bonuses and share-based compensation) for the Company’s Executives, (ii) reviewing and making recommendations to the Board regarding the Company’s compensation policies and (iii) administering the Company’s stock option plan or other forms of equity incentive plans.

4.6 Protective Provisions. From the date hereof to the termination of this Agreement, the Company shall not, and Stockholders shall procure the Company not to, whether by merger, amalgamation, consolidation, scheme of arrangement, amendment or otherwise and whether in a single transaction or in a series of related transactions, without first obtaining the

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approval of the Board (including an approving vote from the Series A Director, which approving vote shall not be unreasonably withheld), authorize, approve, make or effect:

(a) the execution of any filing for any bankruptcy, voluntary dissolution, winding-up, liquidation, recapitalization, reorganization, split-off, spin-off, bankruptcy with respect to the Company;

(b) the engagement in any business or business activities materially different from that described in the then current business plan of the Company or as currently being conducted by the Company, except for new business activities or ventures undertaken by the Company that do not materially alter the principal business focus of the Company on the design, development, publication and distribution of electronic information;

(c) the entering of, amendment or termination of any agreement (other than any agreement in respect of the employment or compensation arrangements for such Executive) or transaction (or any series of related transactions) with any Executive; or

(d) the agreement or commitment to any of the foregoing.

5. Sale of the Company.

5.1 Approved Sale. In the event of an Approved Sale (as defined below), each Stockholder agrees (a) to vote all Common Shares beneficially owned by such Stockholder at any regular or special meeting of stockholders (or consent pursuant to a written consent in lieu of such meeting) in favor of such Approved Sale, and to raise no objections against the Approved Sale or the process pursuant to which the Approved Sale was arranged, (b) to waive any and all dissenters’, appraisal or similar rights with respect to such Approved Sale, and (c) if the Approved Sale is structured as a sale of equity securities by the stockholders of the Company, to sell the Shares then owned by such Stockholder on the terms and conditions of such Approved Sale. “Approved Sale” means (i) a transaction or series of transactions with a third party on an arm’s length basis (including by way of merger, consolidation or sale of equity securities to a third party by one or more stockholders), the result of which is that the holders of the Company’s voting securities immediately prior to such transaction or series of transactions own less than a majority of the combined voting power of the outstanding voting securities of the Company or the surviving or resulting entity, as the case may be, following the transaction or series of transactions, and (ii) a sale of all or substantially all of the Company’s assets (each of the transactions in clauses (i) and (ii), a “Sale Transaction”), which, in each case, (x) has been approved by the Board and (y) provides that the cash (or the fair market value of other consideration, as determined in good faith by the Board) to be received by (A) the holders of the Series A Preferred will be at least equal to the Series A Liquidation Amount (as that term is defined in the Restated Charter) and (B) the holders of the Series B Preferred will be at least equal to the Series B Liquidation Amount (as that term is defined in the Restated Charter). Each Stockholder will take all necessary and desirable actions in connection with the consummation of the Sale Transaction, including, without limitation, entering into an agreement reflecting the terms of the Approved Sale, surrendering stock certificates, giving customary and reasonable representations and warranties, and executing and delivering customary certificates or other documents.

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5.2 Proxy; Attorney-in-Fact. As security for the performance of each Stockholder’s obligations pursuant to Section 5.1, each Stockholder hereby grants to the Board, with full power of substitution and resubstitution, an irrevocable proxy to vote all Shares, at all meetings of the shareholders of the Company held or taken after the date of this Agreement with respect to an Approved Sale, or to execute any written consent in lieu thereof, and hereby irrevocably appoints the Board, with full power of substitution and resubstitution, as the Stockholder’s attorney-in-fact with authority to sign any documents with respect to any such vote or any actions by written consent of the stockholders taken after the date of this Agreement. This proxy shall be deemed to be coupled with an interest and shall be irrevocable. This proxy shall terminate upon the consummation of a Public Offering.

5.3 Procedure. In the event of an Approved Sale, the Company shall give written notice to each Stockholder (the “Approved Sale Notice”). The Approved Sale Notice shall set forth (i) the name and address of the proposed acquirer in the Approved Sale (the “Proposed Acquirer”), (ii) the terms and conditions of the Approved Sale, including the price and consideration to be paid by the Proposed Acquirer and the terms and conditions of payment, (iii) any other material facts relating to the Approved Sale, and (iv) the date and location of the closing of the Approved Sale. The Company shall enclose with the Approved Sale Notice a copy of any term sheet, letter of intent or other written document with respect to the Approved Sale. Subject to the conditions and limitations set forth in Section 5.4, each Stockholder will take all actions deemed necessary or appropriate by the Board in connection with the Approved Sale.

5.4 Conditions and Limitations. The obligations of each Stockholder under this Section 5 are subject to the following conditions and limitations:

(a) each Stockholder shall be required to make representations and warranties only with respect to such Stockholder and the Shares owned by such Stockholder as may be set forth in any agreement approved by the Board; and

(b) if the Stockholders are given an option as to the form and amount of consideration per share to be received in the Approved Sale with respect to the Shares of any class or series owned by the Stockholders, each Stockholder shall be given the option to accept the same form and amount of consideration per share with respect to the Shares of such class or series owned by such Stockholder.

5.5 Purchaser Representative. In connection with an Approved Sale, the Stockholders who are not accredited investors (as that term is defined in Rule 501 of the Securities Act) will, at the request of the Board, appoint a purchaser representative (as such term is defined in Rule 501 of the Securities Act) reasonably acceptable to the Board. If any such Stockholder appoints a purchaser representative designated by the Board, the Company will pay the reasonable fees of such purchaser representative, but if any such Stockholder declines to appoint the purchaser representative designated by the Board, such Stockholder will appoint another purchaser representative (reasonably acceptable to the Board), and such Stockholder will be responsible for the fees of the purchaser representative so appointed.

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6. Repurchase Option.

6.1 Separation. In the event that any Stockholder that is an executive officer of the Company (hereinafter referred to as an “Executive”) ceases to be employed by the Company or any of its subsidiaries for any reason (the “Separation”), all Shares held by Executive or one or more of his or her Permitted Transferees will be subject to repurchase, in each case by the Company and the other Stockholders pursuant to the terms and conditions set forth in this Section 6 (the “Repurchase Option”).:

6.2 Purchase Price. In the event of a Separation, the purchase price for each Share will be: (i) if the Separation occurs at any time prior to March 31, 2012, an amount per Share equal to the lesser of (x) the per share merger consideration paid in the Merger (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Shares) and (y) an amount per Share equal to the Fair Market Value of a Common Share as of the effective date of Separation; and (ii) if the Separation occurs at any time on or after March 31, 2012, an amount per Share equal to the Fair Market Value of a Common Share as of the effective date of Separation; provided, however, that if Executive’s employment is terminated for Cause, the purchase price for each Share will be $.01 per Share.

6.3 Procedure.

(a) The Company may elect to purchase all or any portion of the Shares subject to the Repurchase Option by delivering written notice (the “Repurchase Notice”) within ninety (90) days after the Separation to Executive and any of his Permitted Transferees holding Shares. The Repurchase Notice will set forth the number of Shares to be acquired from each holder, the aggregate consideration to be paid for such Shares and the time and place for the closing of the transaction. The number of Shares to be repurchased by the Company shall first be satisfied to the extent possible from the Shares held by Executive at the time of delivery of the Repurchase Notice. If the number of Shares then held by Executive is less than the total number of Shares which the Company has elected to purchase, the Company shall purchase the remaining Shares elected to be purchased from Permitted Transferees of Executive holding Shares, pro rata according to the number of Shares held by such other holders) at the time of delivery of such Repurchase Notice.

(b) If for any reason the Company does not elect to purchase all of the Shares pursuant to the Repurchase Option, the other Stockholders (the “Other Repurchasers”) shall be entitled to exercise the Repurchase Option for all or any portion of the Shares the Company has not elected to purchase (the “Available Securities”). As soon as practicable after the Company has determined that there will be Available Securities, but in any event within ninety (90) days after the Separation, the Company shall give written notice (the “Option Notice”) to the Other Repurchasers setting forth the number of Available Securities and the purchase price for the Available Securities. The Other Repurchasers may elect to purchase any or all of the Available Securities by giving written notice to the Company within 20 days after the Option Notice has been given by the Company. If the Other Repurchasers elect to purchase an aggregate number greater than the number of Available Securities, the Available Securities shall be allocated among the Other Repurchasers based upon the number of Common Shares owned by each Other Repurchaser (assuming the full conversion of the Preferred Stock). As soon as practicable, and in any event within ten days, after the expiration of the 20 day period set

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forth above, the Company shall notify each holder of Shares as to the number of units being purchased from such holder by the Other Repurchasers (the “Supplemental Repurchase Notice”). At the time the Company delivers the Supplemental Repurchase Notice to the holder(s) of Shares, the Company shall also deliver written notice to each Other Repurchaser setting forth the number of Shares such Other Repurchaser is entitled to purchase, the aggregate purchase price and the time and place of the closing of the transaction.

(c) The closing of the purchase of the Shares pursuant to the Repurchase Option shall take place on the date designated by the Company in the Repurchase Notice or Supplemental Repurchase Notice, which date shall not be more than 30 days nor less than five days after the delivery of the later of either such notice to be delivered; provided, however, that if the Fair Market Value of a Common Share has not been determined within 30 days after the delivery of the later of either such notice, the closing of the Shares shall take place within five days after the determination of the Fair Market Value of a Common Share. At the closing, the sellers of the Shares shall deliver certificates representing the Shares (together with stock powers duly endorsed in blank) or, if applicable, affidavits of lost stock certificates (together with indemnification and security therefor reasonably satisfactory to the Company and the Other Repurchasers). The Company and the Other Repurchasers will be entitled to receive customary representations and warranties from the sellers with respect to good and valid title to the Shares, absence of liens, absence of conflicts and the ability to enter into the transaction regarding such sale.

(d) The Company will pay for the Shares to be purchased by it pursuant to the Repurchase Option by first offsetting amounts outstanding under any bona fide debts owed by the Executive to the Company or any of its subsidiaries or affiliates. If the Separation occurs at any time prior to March 31, 2012, the Company and the Other Repurchasers will issue non-interest bearing promissory notes to the sellers of the Shares in an aggregate amount equal to the balance of the purchase price (the “Notes”). Any Notes issued by the Other Repurchasers will mature on March 31, 2012, and any Notes issued by the Company will mature on the later of March 31,2012 or, in the event the Company enters into a credit agreement with a financial institution as of or after the Effective Time (each, a “Credit Agreement”), at such time as such payment in cash is permitted under the terms of the Credit Agreement. Each Note issued by the Company shall be junior, subordinate and subject in right of payment to the prior payment in full of amounts owing or payable under any Credit Agreement. If the Separation occurs on or after March 31, 2012, subject to subsection (e) below, the Company and the Other Repurchasers shall pay the balance of the purchase price at the closing in immediately available funds.

(e) Notwithstanding the foregoing, in the event the provisions of any Credit Agreement prohibit (either because such payment is expressly prohibited by the terms of such Credit Agreement or because such payment would result in a default under such Credit Agreement), the Company from paying the sellers of the Shares the full purchase price for the Shares to be purchased by the Company in cash at any closing (or prohibit the Company from paying the principal amount of any Notes on the maturity date thereof), the Company shall pay in cash at such closing such portion of the purchase price as is permitted under the terms of the Credit Agreement (or shall pay such amount under the Note as is permitted under the terms of the Credit Agreement) and shall issue the sellers of the Shares a non-interest bearing promissory note for the balance of the purchase price (or the unpaid principal amount of the Note). Each

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such note shall be junior, subordinate and subject in right of payment to the prior payment in full of amounts owing or payable under any Credit Agreement and will become due and payable in full in cash at such time as such payment in cash is permitted under the terms of the Credit Agreement.

7. Legend. Each certificate representing Shares now owned or hereafter acquired by a Holder or issued to any person in connection with a Transfer pursuant to Section 3 hereof shall be endorsed with the following legend:

‘THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND THE REGULATIONS PROMULGATED THEREUNDER, AS IN EFFECT FROM TIME TO TIME (THE “SECURITIES ACT”) OR ANY SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO ANY UNITED STATES PERSON EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDER AGREEMENT BY AND AMONG CERTAIN STOCKHOLDERS OF THE COMPANY WHICH PLACES CERTAIN RESTRICTIONS ON THE TRANSFER AND VOTING OF THE SHARES. ANY PERSON TO WHOM SHARES REPRESENTED BY THIS CERTIFICATE, OR ANY INTEREST THEREIN, ARE TRANSFERRED SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY SUCH AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

The Stockholders agree that the Company may instruct its transfer agent to impose transfer restrictions on the Shares represented by certificates bearing the legend referred to above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement.

8. Termination. This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety: (a) the date of closing of a Public Offering; (b) the date of closing of a Sale Transaction; or (c) the date as of which the parties hereto terminate this Agreement by written consents of (i) the Common Holders holding a majority of the Common Shares then outstanding, (ii) the Stockholders holding a majority of the shares of Series A Preferred then outstanding, and (iii) the Stockholders holding a majority of the shares of Series B Preferred then outstanding, each of (i). (ii) and (iii) voting as a separate class

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9. Miscellaneous.

9.1 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of New York in the Borough of Manhattan, County of New York or of the United States District Court for the Southern District of New York, and, by execution and delivery of this agreement, each of the parties hereby irrevocably accepts the exclusive jurisdiction of the aforesaid courts.

9.2 Amendment and Waiver. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (a) Common Holders holding not less than a majority of the Common Shares then outstanding, voting as a separate class and (b) the Stockholders holding a majority of the shares of Preferred Stock then outstanding, voting as a separate class. Any amendment or waiver effected in accordance with this Section 9.2 shall be binding upon each Stockholder and his, her or its respective successors and assigns.

9.3 Entire Agreement. With respect to each Stockholder, the restrictions on the transfer of Shares set forth in this Agreement are in addition to, and do not limit, the restrictions on transfer and the vesting provisions set forth in any other agreement between the Company and such Stockholder. Subject to the foregoing, this Agreement constitutes the entire agreement between the parties relative to the specific subject matter hereof. Any previous agreement among the parties relative to the specific subject matter hereof is superseded by this Agreement.

9.4 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex, electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) the next business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to each Stockholder at the mailing address, email address or facsimile number set forth on Schedule 1 hereto, or at such other address as each Stockholder or may designate by 10 days’ advance written notice to the other parties hereto.

9.5 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

9.6 Stock Splits, Stock Dividends, etc. In the event of any issuance of shares of the Company’s voting securities hereafter to any of the parties hereto (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 7.

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9.7 Counterparts; Delivery. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one Agreement. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation of a contract and each such party forever waives any such defense.

9.8 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

9.9 Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages that will accrue to a party hereto, or to their heirs, personal representatives, successors or assigns, by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto, or his heirs, personal representatives, or successors or assigns, institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

9.10 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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Exhibit B to Shining Sea Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

SERIES A HOLDERS:

SHINING SEA LIMITED

By:
Name:
Title:

By:
Name:
Title:

NOAH EDUCATION HOLDINGS LTD.

By:
Name:
Title:

James H. Simons

Howard L. Morgan

Marcy Lewis

Barry J. Lipsky

Frank A. Musto

Toshihide Hokari

Julien David

Morton David, in his capacity as trustee of the Claudia David 1985 Trust, the Aaron J. David 1989 Trust and the Zachary M. David 1992 Trust

SERIES B HOLDERS:

NOAH EDUCATION HOLDINGS LTD.

By:
Name:
Title:

COMMON HOLDERS:

Barry J. Lipsky

Frank A. Musto

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Toshihide Hokari

COMPANY:

FRANKLIN ELECTRONIC PUBLISHERS, INC.

By:
Name:
Title:

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Exhibit B to Shining Sea Share Purchase Agreement

Schedule 1

STOCKHOLDER LIST

NAME	CONTACT INFO
Shining Sea Limited	Address:

c/o Bermuda Trust Company Ltd. Compass Point, 9 Bermudiana Road, Hamilton HM11, Bermuda

Attention: Lori Gazzard

Facsimile: 441-299-6526

Email Address: Lorinda.R.Gazzard@bob.hsbc.com

Noah Education Holdings Ltd.	Address:

10/F Building B, Tianan High-Tech Venture Park, Futian, Shenzhen 518048, China

Attention: Jerry He

Facsimile: 86-755-8204-9670

Email Address: jerry.he@noahedu.com

James H. Simons	Address:

c/o Renaissance Technologies LLC 800 Third Avenue New York, New York 10022

Facsimile: [ ]

Email Address: [ ]

Howard L. Morgan	Address:

c/o Franklin Electronic Publishers Incorporated, One Franklin Plaza Burlington, New Jersey 08016

Facsimile: [ ]

Email Address: [ ]

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Marcy Lewis	Address:

11111 Biscayne Boulevard North Miami, Florida 33181

Facsimile: [ ]

Email Address: [ ]

Barry J. Lipsky	Address:

c/o Franklin Electronic Publishers Incorporated, One Franklin Plaza Burlington, New Jersey 08016

Facsimile: [ ]

Email Address: barry@barrylipsky.com

Frank A. Musto	Address:

c/o Franklin Electronic Publishers Incorporated, One Franklin Plaza Burlington, New Jersey 08016

Facsimile: [ ]

Email Address: fmusto2@gmail.com

Toshihide Hokari	Address:

c/o Franklin Electronic Publishers Incorporated, One Franklin Plaza Burlington, New Jersey 08016

Facsimile: [ ]

Email Address: toshihide.hokari.wh00@wharton.upenn.edu

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